EXHIBIT 3.3

ARTICLES OF AMENDMENT

TO THE

THIRD ARTICLES OF AMENDMENT AND RESTATEMENT

OF

THE GC NET LEASE REIT, INC.

FIRST:              The name of the corporation is The GC Net Lease REIT, Inc.

SECOND:         Article I of the Third Articles of Amendment and Restatement of the corporation is hereby amended to read as follows:

The name of the corporation is Griffin Capital Net Lease REIT, Inc. (the “Corporation”).

THIRD:             All other provisions of the Third Articles of Amendment and Restatement shall remain in full force and effect.

FOURTH:         In accordance with Section 2-607 of the Maryland General Corporation Law (the “MGCL”), these Articles of Amendment were duly approved by a majority of the entire board of directors of the corporation on June 15, 2011, and were not required to be submitted to the stockholders of the corporation, as the amendment is limited to a change expressly authorized by Section 2-605 of the MGCL.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, The GC Net Lease REIT, Inc., has caused the foregoing articles of amendment to be signed in its name and on its behalf by its President and attested to by its Chief Financial Officer and Treasurer on this 12th day of July, 2011.

ATTEST:		THE GC NET LEASE REIT, INC.

By:	/s/ Joseph E. Miller	By:	/s/ Kevin A. Shields
	Joseph E. Miller		Kevin A. Shields
	Chief Financial Officer and Treasurer		President